SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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CONCUR TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

CONCUR TECHNOLOGIES, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO OF CONCUR TECHNOLOGIES]

December 29, 1999

To Our Stockholders:

          You are cordially invited to attend the Annual Meeting of Stockholders of Concur Technologies, Inc., which will be held at the Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington, on Tuesday, February 8, 2000 at 10:00 a.m.

          Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

          It is important that you use this opportunity to take part in the affairs of the Company by voting on the business to come before the meeting. If you do not plan to attend the meeting, please complete, sign, date, and return the enclosed proxy in the accompanying reply envelope. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

          We look forward to seeing you at the meeting.

Sincerely,

/s/ S. Steven Singh

S. Steven Singh
President, Chief Executive Officer and Chairman of the Board

CONCUR TECHNOLOGIES, INC.
6222 185th Avenue NE
Redmond, WA 98052

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 8, 2000

          The Annual Meeting of Stockholders of Concur Technologies, Inc. (the “Company”) will be held at the Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington, at 10:00 a.m. on Tuesday, February 8, 2000, for the following purposes:

1. To elect two Class I directors to the Company’s Board of Directors to serve for a three year term as more fully described in the accompanying Proxy Statement.

2. To approve an amendment to the Company’s 1998 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

3. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2000.

4. To transact such other business as may properly come before the meeting.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on December 10, 1999 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose relevant to the meeting, at the Company ’s offices at 6222 185th Avenue NE, Redmond, Washington, during the Company’s ordinary business hours for ten days before the meeting.

By Order of the Board of Directors of the Company

/s/ S. Steven Singh

S. Steven Singh
President, Chief Executive Officer and Chairman of the Board

Redmond, Washington
December 29, 1999

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

CONCUR TECHNOLOGIES, INC.

6222 185th Avenue NE
Redmond, WA 98052

PROXY STATEMENT

          The accompanying proxy is solicited on behalf of the Board of Directors of Concur Technologies, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Meeting”), to be held at the Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington, on Tuesday, February 8, 2000, at 10:00 a.m. local time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about January 7, 2000. An annual report to stockholders for the fiscal year ended September 30, 1999 is enclosed with this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Voting

          The Company’s common stock (“Common Stock”) is the only type of security entitled to vote at the Meeting. On December 10, 1999, the record date (“Record Date”) for determining stockholders entitled to vote at the Meeting, there were 22,873,018 shares of Common Stock outstanding. Each stockholder of record on the Record Date is entitled to one vote for each share of Common Stock held by such stockholder on that date. A majority of the outstanding shares of Common Stock must be present or represented at the Meeting in order to have a quorum.

          The election of the Company’s directors requires a plurality of the votes represented in person or by proxy at the Meeting. Approval of Proposals 2 and 3 requires more votes in favor of adoption of the Proposals than those against adoption. Votes cast by proxy or in person at the Meeting will be tabulated by the inspector of elections appointed for the Meeting.

           Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers who hold shares in street name for customers have the authority to vote on certain matters; with respect to any other matters, shares as to which brokers have not received discretionary voting authority from their customers are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum.

Voting Electronically via the Internet or Telephone

           Stockholders whose shares are registered directly with Norwest Shareowner Services may vote either via the Internet or by calling Norwest Shareowner Services. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

          If your shares are registered in the name of a bank or brokerage you may be eligible nonetheless to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Proxies

          Whether or not you are able to attend the Meeting, you are urged to vote your proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the nominees of the Board of Directors identified in Proposal No. 1, FOR Proposal Nos. 2 and 3 and, in the discretion of the proxy holders, as to other matters that may properly come before the Meeting. You may revoke or change your proxy at any time before the Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Meeting. You may also revoke your proxy by attending the Meeting and voting in person.

Solicitation of Proxies

          The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others, so that they may forward such solicitation materials to such beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

          The Company’s Board of Directors is divided into three classes: Class I, Class II and Class III. Each director serves for a term ending at the third annual meeting of stockholders following the annual meeting at which he was elected, except that any director appointed by the Board serves for a term ending at the annual meeting of stockholders for the class to which the director was appointed. Each director serves until his successor is elected and qualified or until his death, resignation or removal.

           Information is provided below with respect to the nominees for director. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees listed below unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Each nominee for director has consented to serve as such if elected by the stockholders. The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Meeting will be elected directors of the Company to serve for the terms to which they were elected and until their successors have been elected and qualified. Stockholders may not cumulate votes in the election of directors.

Nominees for Election—Class I Directors (Term to expire in 2003)

          S. Steven Singh, age 38, has served as the Company’s President and Chief Executive Officer since February 1996, and as a director since 1993, including service as Chairman of the Board of Directors since September 1999. Prior to joining the Company, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, a computer software and services company, from 1993 to February 1996. From February 1992 to June 1993, he was Vice President of Development for Contact Software International, a personal computer software publisher, which was acquired by Symantec in June 1993. Mr. Singh holds a B.S. degree in Electrical Engineering from the University of Michigan. Mr. Singh is a member of the board of directors of Allegis Corporation, a private electronic commerce software company.

          Russell P. Fradin, age 44, has been a director of the Company since March 1999. Since October 1996 he has served in various capacities with Automatic Data Processing, Inc., a provider of computerized business services, most recently as President of Employer Services, North America. Prior to joining ADP, Mr. Fradin was a senior partner of McKinsey & Co., a management consulting firm, and was associated with that firm for 18 years. Mr. Fradin holds a B.S. degree in Economics and Finance from the University of Pennsylvania, and an M.B.A. degree from Harvard Business School.

Continuing Class II Directors (Term to expire in 2001)

          James D. Robinson III, age 64, has served as a director of the Company since July 1998. In 1994 he co-founded RRE Ventures, a private information technology venture investment firm, where he is currently serving as General Partner. From 1977 to 1993, he served as Chairman and Chief Executive Officer of American Express Company. Mr. Robinson holds a B.S. degree in Industrial Management from the Georgia Institute of Technology and an M.B.A. degree from Harvard Business School. Mr. Robinson is a member of the boards of directors of the Coca-Cola Company, Bristol-Myers Squibb Company, Cambridge Technology Partners and First Data Corporation, and several private companies.

          Jeffrey D. Brody, age 39, has been a director of the Company since October 1994. Since October 1999 he has served as a Managing Director at Redpoint Ventures, a venture capital firm, and he has served as a General Partner of Investments with Brentwood Venture Capital, a venture capital firm since 1994. From 1988 until 1994, Mr. Brody served as Senior Vice President of Comdisco Ventures, a venture leasing firm. Mr. Brody holds a B.S. degree in Engineering from the University of California, Berkeley, and an M.B.A. degree from the Graduate School of Business at Stanford University. Mr. Brody is a member of the boards of directors of NextCard, Inc., an electronic commerce company, and several private companies.

          Michael J. Levinthal, age 45, has been a director of the Company since April 1998. Since 1984, he has been both a General Partner and a Managing Director of various venture capital funds affiliated with Mayfield Fund, a venture capital firm. Mr. Levinthal holds a B.S. degree in Engineering, an M.S. degree in Industrial Engineering and an M.B.A. degree from the Graduate School of Business at Stanford University. Mr. Levinthal is a member of the boards of directors of webMethods, Inc., an electronic commerce company, and Symphonix Devices, Inc., a medical devices producer, and several private companies.

Continuing Class III Directors (Term to expire in 2002)

          Michael W. Hilton, age 35, co-founded the Company in August 1993, and has served as the Company’s Chief Technical Officer since February 1996. Mr. Hilton has served as Chairman of the Board of Directors from February 1996 until September 1999, and has been a director of the Company since 1993. Before co-founding the Company, he served as Senior Development Manager at Symantec Corporation during 1993. Prior to his employment at Symantec, he served as Director of Product Development for Contact Software International, a personal computer software publisher, which was acquired by Symantec. Mr. Hilton holds a B.A. degree in Computer and Information Sciences and a B.S. degree in Mathematics from the University of California, Santa Cruz.

          Norman A. Fogelsong, age 48, has been a director of the Company since July 1996. He has been a General Partner of Institutional Venture Partners, a venture capital firm, since 1989. Mr. Fogelsong holds a B.S. degree in Industrial Engineering from Stanford University, an M.B.A. degree from Harvard Business School and a J.D. degree from Harvard Law School. Mr. Fogelsong is a member of the boards of directors of Aspect Communications Corporation, a customer service strategy company, and several private companies.

Board of Directors Meetings and Committees

          During fiscal 1999, the Board of Directors held nine meetings. During this period, each incumbent director attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the time period for which each such director served on the Board of Directors) and (ii) the total number of meetings held by all Committees of the Board of Directors on which each such director served.

           The Company’s Board of Directors has two standing Committees: the Audit Committee and the Compensation Committee.

          The Audit Committee meets with the Company’s independent auditors to review the adequacy of the Company’s internal control systems and financial reporting procedures, reviews the general scope of the annual audit and the fees charged by the independent auditors, and reviews and makes recommendations to the Board of Directors regarding the fairness of any proposed transaction between the Company and any officer, director or other affiliate of the Company. The Audit Committee currently consists of Messrs. Levinthal and Robinson.

          The Compensation Committee makes decisions regarding all forms of salary and bonus and stock compensation provided to executive officers of the Company, the long-term strategy for employee compensation, the types of stock and other compensation plans to be used by the Company and the shares and amounts reserved thereunder, and such other compensation matters as may from time to time be directed by the Board of Directors. The Compensation Committee currently consists of Messrs. Brody and Fogelsong.

Director Compensation

          Members of the Board of Directors receive no cash compensation for their services as directors, but are reimbursed for their reasonable travel expenses in attending meetings of the Board of Directors. Directors who are not employees of the Company are eligible to receive periodic option grants under the Company’s 1998 Directors Stock Option Plan (the “Directors Plan”). Each eligible director is automatically granted an option for 20,000 shares on the date he first becomes a member of the Board of Directors, and, if he has served as a director continuously since the date of his original option grant, the director is automatically granted an option to purchase 8,000 shares on the date of each annual meeting of stockholders.

          Eligible directors who were members of the Board of Directors prior to the Company ’s initial public offering in December 1998 each received an option for 20,000 shares on the effective date of the initial public offering. Eligible directors who were appointed to the Board of Directors subsequent to the Company’s initial public offering each received an option for 20,000 shares on the effective dates of their respective appointments.

          All options under the Directors Plan vest in increments over a four-year period, with exercise prices equal to the fair market value of the Common Stock on the date of grant. Options cease to vest if the individual ceases to provide services to the Company either as a director or a consultant.

Recommendation of the Board of Directors

          The Board of Directors recommends a vote FOR the election of each nominated director.

PROPOSAL NO. 2

AMENDMENT TO THE 1998 EQUITY INCENTIVE PLAN

           Stockholders are being asked to approve an amendment to the Company ’s 1998 Equity Incentive Plan (the “1998 Plan”) to increase the number of shares of Common Stock reserved for issuance thereunder by 2,000,000 shares, from 3,240,000 to 5,240,000.

          The Board believes that the increase in the number of shares reserved for issuance under the 1998 Plan is in the best interests of the Company because of the continuing need to provide stock options to attract and retain quality employees. Competition for skilled software engineers and other key employees in the software and Internet industries is intense and the use of significant stock options for retention and motivation of such personnel is pervasive in the Internet and high technology industries. The Board believes that the additional reserve of shares with respect to which equity incentives may be granted will provide the Company with additional flexibility to facilitate the expansion and retention of its workforce.

          The Board approved the proposed amendment on December 1, 1999, to be effective upon stockholder approval. Below is a summary of the principal provisions of the 1998 Plan, assuming stockholder approval of the amendment. The summary is not necessarily complete, and you are encouraged to refer to the full text of the 1998 Plan.

Description of the 1998 Equity Incentive Plan

          The Board of Directors adopted the 1998 Plan in August 1998, and the stockholders approved it in September 1998. The Plan became effective in December 1998, and serves as the successor to the Company’s 1994 Stock Option Plan (the “1994 Plan”).

          Under the 1998 Plan, 3,240,000 shares of Common Stock were originally reserved for issuance. In addition, the following shares may be issued pursuant to the 1998 Plan:

•	Any shares that remained available for issuance under the 1994 Plan when the 1998 Plan became effective;

•	Any shares that were subject to options granted under the 1998 Plan, or the 1994 Plan, that expire or terminate for any reason without being exercised;

•	Any shares that are issued pursuant to an option under the 1998 Plan, or the 1994 Plan, that the Company repurchases upon termination of the optionholder’s employment;

•	Any shares that are issued under a restricted stock award under the 1998 Plan that the Company repurchases or that are forfeited upon the termination of the awardholder ’s employment; and

•	Any shares that are subject to a stock bonus award under the 1998 Plan that terminates without shares being issued.

          As of September 30, 1999, 3,472,937 shares of Common Stock were reserved for issuance under the 1998 Plan, including shares subject to outstanding options.

          The 1998 Plan authorizes the award of incentive stock options, non-qualified stock options, restricted stock awards and stock bonuses. Incentive stock options may be granted only to Company employees, including officers and directors who are also employees. All other awards may be granted to Company employees, officers, directors, consultants, independent contractors and advisors, subject to applicable federal securities laws. The exercise price of incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant. As of September 30, 1999, 488 persons were eligible to participate in the 1998 Plan. The exercise price of non-qualified stock options must be equal to at least 85% of the fair market value of the Common Stock on the date of grant. On December 22, 1999, the closing price of the Common Stock was $25.19 per share. The maximum term of options granted under the 1998 Plan is ten years. The 1998 Plan will terminate in August 2008, unless it is terminated sooner in accordance with the terms of the 1998 Plan.

          Awards granted under the 1998 Plan generally may not be transferred other than by will or by the laws of descent and distribution. In the event of the Company ’s dissolution or liquidation or a “change in control” transaction, outstanding awards may be assumed by the successor corporation. If the successor corporation does not assume outstanding awards, they will expire. In the discretion of the Compensation Committee, the vesting of such awards may accelerate upon such transaction.

Administration

          The 1998 Plan is administered by the Compensation Committee, which currently consists of Mr. Brody and Mr. Fogelsong, both of whom are “non-employee directors ” under applicable federal securities laws and “outside directors ” as defined under applicable federal securities laws. The Compensation Committee has the authority to construe and interpret the 1998 Plan and any agreement made thereunder, to grant awards and to make all other determinations necessary or advisable for the administration of the 1998 Plan. The Compensation Committee may, with the consent of optionees, issue new options in exchange for the surrender and cancellation of any outstanding options.

          The Compensation Committee in its discretion may permit payment for stock options or restricted stock:

•	In cash;

•	By cancellation of the Company’s indebtedness to the participant;

•	By surrender of shares that meet specific criteria set forth in the 1998 Plan;

•	By tender of a full recourse promissory note;

•	By waiver of compensation due or accrued to the participant for services rendered; and

•	Or, with respect to purchases upon exercise of an option only, through a “same day sale ” or a “margin” commitment.

          The Compensation Committee may also guarantee third-party loans in order to help recipients of stock option grants or restricted stock awards pay the exercise price or purchase price of those options or awards.

Federal Income Tax Information

          THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE 1998 PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1998 PLAN.

Incentive Stock Options (“ISO”)

          A Participant will recognize no income upon grant of an ISO and will incur no tax on its exercise (unless the Participant is subject to the alternative minimum tax as described below). If the Participant holds shares acquired upon exercise of an ISO (the “ISO Shares”) for more than one year after the date the ISO was exercised and for more than two years after the date the ISO was granted, the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

           If the Participant disposes of ISO Shares prior to the expiration of either required holding period (a “disqualifying disposition”), then the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be capital gain.

Alternative Minimum Tax

          The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price for such shares is an adjustment to income for purposes of the alternative minimum tax (“AMT”). The AMT (imposed to the extent it exceeds the taxpayer’s regular income tax) is 26% of the portion of an individual taxpayer’s alternative minimum taxable income (28% of that portion in the case of alternative minimum taxable income in excess of $175,000). A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would otherwise be taxable as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price), and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonqualified Stock Options (“NQSO”)

          A Participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the Participant must include in income as compensation an amount equal to the difference between the fair market value of the purchased shares on the date of exercise and the Participant’s exercise price for these shares. The included amount must be treated as ordinary income by the Participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the Participant’s salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

Restricted Stock and Stock Bonus Awards

           Restricted stock and stock bonus awards will generally be subject to tax at the time of receipt, unless there are restrictions that enable the Participant to defer tax. At the time the tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

Maximum Tax Rates

          The maximum tax rate currently applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a current maximum rate of 20%. For this purpose, in order to receive long-term capital gain treatment, the shares must be held for more than twelve months. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

Tax Treatment of the Company

          The Company generally will be entitled to a deduction in connection with the exercise of an NQSO by a Participant or the receipt of restricted stock or stock bonuses by a Participant to the extent that the Participant recognizes ordinary income, provided that the Company timely reports such income to the Internal Revenue Service. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

ERISA

          The 1998 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

1999 Stock Incentive Plan

          On December 1, 1999, upon recommendation of the Compensation Committee, the Board of Directors approved a new stock incentive plan. The 1999 Stock Incentive Plan (the “1999 Plan”) allows options to be granted for 1,500,000 shares of Common Stock, and has been designed to meet the “broadly-based plans” exemption from the stockholder approval requirements for stock option plans under the Nasdaq National Market listing requirements. Options granted under the 1999 Plan have an exercise price not less than the fair market value of the Common Stock on the date of grant. They generally become exercisable over a four-year period based on continued service and expire ten years after the grant date. Options granted to officers cannot exceed 45% of all shares reserved for grants under the 1999 Plan. Other terms and conditions of the 1999 Plan are substantially the same as in the 1998 Plan except that the 1999 Plan does not comply with the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code, and adoption of, and amendments to, the 1999 Plan do not require approval of Company stockholders. No options have been issued under the 1999 Plan to date.

Recommendation of the Board

          The Board of Directors recommends a vote FOR the Amendment to the 1998 Equity Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT AUDITORS

General

          The Company is asking stockholders to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2000. Ernst & Young performs the audit of the Company ’s financial statements, and has been the Company’s independent accounting firm since the inception of the Company. Representatives of Ernst & Young will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Recommendation of the Board of Directors

          The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditors.

EXECUTIVE OFFICERS

          In addition to the executive officers who are members of the Board of Directors, the following individuals are executive officers of the Company:

          Alan Brown, age 37, joined the Company in May 1999 as its Executive Vice President of Global Marketing. Prior to joining the Company, he served as Vice President of Global Corporate Products and Travel and Entertainment Marketing at MasterCard International, a payment product company, from May 1996 to May 1999. From 1993 to May 1996, Mr. Brown served as Vice President of Marketing and Product Development for U.S. Bancorp, a multistate bank holding company. Mr. Brown holds a B.A. degree in Economics and Political Science from Stanford University.

           Bruce A. Chatterley, age 37, joined the Company in March 1999 as its Executive Vice President and General Manager of EmployeeDesktop.com. He currently serves as the President of the Small and Mid-Market Enterprise Division. He served in various positions, most recently as Vice President of New Products, at Ameritech Corporation, a telecommunications company, from 1994 to March 1999. Mr. Chatterley also served as Director of New Opportunity Development, Small Business Group, at US West, a telecommunications company, from 1989 to 1994. Mr. Chatterley holds a B.S.B.A. degree in Business Public Affairs from Central Michigan University and an M.B.A. from The American University, Kogod College of Business Administration.

          Ajay Kela, age 43, joined the Company in September 1999 and currently serves as Executive Vice President of Research & Development. Prior to joining the Company, he served as Vice President of CAD Software with Autodesk, Inc., a developer of software and computer-aided design products, from October 1989 to October 1999. Mr. Kela holds a Ph.D. in Mechanical Engineering from the University of Rochester, and a Technical degree in Mechanical Engineering from the Indian Institute of Technology.

          Jon T. Matsuo, age 40, joined the Company in July 1994 as its Executive Vice President of Worldwide Sales. He currently serves as the Company’s President of the Large Market Division. Prior to joining the Company, Mr. Matsuo served as General Manager, Consumer Software Division, of Delrina Corporation from 1993 to 1994. Mr. Matsuo holds a B.B.A. degree in Accounting from the University of San Diego and is a Certified Public Accountant.

          Robert Reid, age 49, joined the Company in June 1999 as its Executive Vice President of the Human Resources Division. From January 1999 to June 1999, Mr. Reid served as the President and Chief Executive Officer of Seeker Software, a software developer purchased by the Company in June 1999. Prior to that he served in various positions with Documentum, Inc., a knowledge-management software developer, from August 1993 through January 1999, most recently as the Vice President of Strategic Planning. Mr. Reid holds a B.S. degree in Communications from the University of Tennessee.

          Sterling R. Wilson, age 41, joined the Company in 1994 and currently serves as Chief Financial Officer and Executive Vice President of Operations. Prior to joining the Company, Mr. Wilson served as Vice President of Operations and Chief Financial Officer at IntelliQuest, Inc., a provider of market research information, from 1993 to 1994, and also served as Chief Financial Officer of Contact Software International from 1992 to 1993. Mr. Wilson holds a B.B.A. degree in Accounting from California State University at Bakersfield (formerly California State College at Bakersfield) and is a Certified Public Accountant.

OWNERSHIP OF SECURITIES

Table of Beneficial Ownership

          The following table sets forth information furnished to the Company by the persons named in the table with respect to beneficial ownership of the Company’s Common Stock as of September 30, 1999 for (i) all persons and entities known by the Company to own beneficially five percent or more of the Company’s Common Stock, (ii) each director, (iii) each Named Executive Officer, as defined in the Summary Compensation Table below, and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Common Stock(1)
Jeffrey D. Brody(2)	2,320,505	10.2%
Brentwood Associates VI, L.P.
and affiliates
Edward P. Gilligan(3)	2,270,161	10.6
American Express Travel Related
Services Company, Inc.
Norman A. Fogelsong(4)	2,212,283	9.7
Institutional Venture Partners VII,
L.P. and affiliates
Michael J. Levinthal(5)	1,595,384	7.0
Mayfield Fund VIII and affiliates
U.S. Venture Partners(6)	1,175,392	5.2
S. Steven Singh(7)	1,032,113	4.5
Jon T. Matsuo(8)	243,874	1.0
Sterling R. Wilson(9)	205,502	1.0
Rajeev Singh(10)	184,044	*
Mike Watson(11)	26,252	*
James D. Robinson III(12)	22,190	*
Russell P. Fradin(13)	0	*
All executive officers and directors as a group (16 persons)(14)	11,105,461	44.8%

*	Less than 1%

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership upon the exercise of an option or warrant on or before November 29, 1999 (i.e., within 60 days after September 30, 1999, the Company’s fiscal year end).

(2)
Includes 3,871 shares owned directly by Mr. Brody. Also includes 1,715,014 shares owned by Brentwood Associates VI, L.P., 512,034 shares owned by Brentwood Associates VIII, L.P., 21,334 shares owned by Brentwood Affiliates Fund, L.P., and 68,252 shares owned by Brentwood Affiliates Fund II, L.P. Mr. Brody, a director of the Company, is (i) a managing member of Brentwood VIII Ventures, LLC., the general partner of Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund II, L.P., and (ii) a general partner of Brentwood VII Ventures, L.P., the general partner of Brentwood Affiliates Fund L.P. Mr. Brody disclaims beneficial ownership of these shares except to the extent of his actual pecuniary interest. The address for Mr. Brody, and all of the above Brentwood entities, is 3000 Sand Hill Road, Suite 260, Building 1, Menlo Park, CA 94025.

(3)
Represents 870,161 shares held of record by American Express Travel Related Company (“TRS ”) and 1,400,000 shares subject to a warrant held by TRS that is currently exercisable. 700,000 shares may be acquired at any time on or before January 15, 2001 at a cash purchase price of $55.625 per share, and the remaining 700,000 shares may be acquired at any time on or before January 15, 2002 at a cash purchase price of $85.00 per share. Mr. Gilligan is the President of the Corporate Services Division of TRS and disclaims beneficial ownership of such shares. The address for Mr. Gilligan and TRS is World Financial Center, New York, NY 10285.

(4)
Represents 10,000 shares owned directly by Mr. Fogelsong. Also represents 2,092,961 shares owned by Institutional Venture Partners VII, L.P. (“IVP-VII”), 34,046 shares owned by Institutional Venture Management VII, L.P. (“IVM-VII ”), the general partner of IVP VII, and 75,276 shares owned by IVP Founders Fund I, of which Institutional Venture Management VI (“IVM-VI ”) is the general partner. Mr. Fogelsong, a director of the Company, is a general partner of IVM-VI and IVM-VII, and disclaims beneficial ownership of these shares except to the extent of his actual pecuniary interest, but exercises shared voting and investment power with respect to these shares. The address for Mr. Fogelsong, and all of the above Institutional Venture Partners entities is 3000 Sand Hill Road, Building 2, Menlo Park, CA 94025.

(5)
Represents 1,515,616 shares owned by Mayfield VIII (“MF-VIII”) and 79,768 shares owned by Mayfield Associates Fund III (“MF-AIII”). Mr. Levinthal, a director of the Company, is the managing partner of Mayfield VIII Management, LLC, which is the general partner of MF-VIII and MF-AIII, and disclaims beneficial ownership of these shares, except to the extent of his actual pecuniary interest. The address for Mr. Levinthal, Mayfield Management and its affiliated entities is 2800 Sand Hill Road, Suite 250, Menlo Park, CA 94025.

(6)
Represents shares held on behalf of a group consisting of the following four entities and five individuals: (i) U.S. Venture Partners IV, L.P. (“USVP IV”), Second Venture II, L.P. (“SV II”), USVP Entrepreneur Partners II, L.P. (“UEP II”), and Presidio Management Group IV, L.P. ( “PMG IV”), the general partner of USVP IV, and (ii) William K. Bowes, Jr. (“Bowes”), Irwin Federman (“Federman”), Steven M. Krausz (“Krausz”), Lucio Lanza (“Lanza”), and Phillip M. Young (“Young”), collectively, the general partners of PMG IV. Includes (i) 1,006,206 shares as to which USVP IV has sole voting and dispositive power, except that PMG IV, and Bowes, Federman, Krausz, Lanza and Young may be deemed to have shared voting power with respect to the shares, (ii) 122,111 shares as to which SV II has sole voting and dispositive power, except that PMG IV, and Bowes, Federman, Krausz, Lanza and Young may be deemed to have shared voting power with respect to the shares, and (iii) 47,075 shares as to which UEP II has sole voting and dispositive power, except that PMG IV, and Bowes, Federman, Krausz, Lanza and Young may be deemed to have shared voting power with respect to the shares. The address for each of the reporting entities and persons is U.S. Venture Partners, 2180 Sand Hill Road, Suite 300, Menlo Park, California 94025.

(7)
Includes 759,196 shares owned directly and 272,917 shares subject to options exercisable by Mr. Singh on or before November 29, 1999. Mr. Singh is the Company’s President, Chairman of the Board of Directors, Chief Executive Officer, and a director.

(8)	Includes 36,774 shares owned directly and 207,100 shares subject to options exercisable on or before November 29, 1999. Mr. Matsuo is the Company’s President of the Large Market Division.

(9)
Includes 170,402 shares owned directly and 35,100 shares subject to options exercisable on or before November 29, 1999. Mr. Wilson is the Company’s Chief Financial Officer and Executive Vice President of Operations.

(10)
Includes 149,504 shares owned directly and 34,864 shares subject to options exercisable on or before November 29, 1999. Mr. Singh is the Company’s Executive Vice President of Expense Reporting Division.

(11)	Includes 1,252 shares owned directly and 25,000 shares subject to options exercisable on or before November 29, 1999. Mr. Watson is the Company’s Executive Vice President of Professional Services.

(12)	Includes 20,719 shares owned directly, and 1,471 shares owned by Mr. Robinson’s wife. Mr. Robinson is a director of the Company.

(13)	Mr. Fradin is a director of the Company.

(14)	Includes 2,082,064 shares subject to options and warrants exercisable on or before November 29, 1999, including options and warrants described in footnotes (3) and (7) through (12).

Section 16(a) Beneficial Ownership Reporting Compliance

          Under the securities laws of the United States, the Company’s directors and officers, and any persons who own more than 10% of the Company’s Common Stock are required to file initial reports of ownership and reports of changes in ownership to the Securities and Exchange Commission (the “SEC ”). Specific due dates have been established by the SEC, and the Company is required to disclose in this Proxy Statement any failure to file by those dates. Based solely upon its review of the copies of such reports for fiscal 1999, as furnished to the Company, and written representations from the Company’s directors and officers, the Company believes that there has been compliance with all SEC filing requirements applicable to directors, officers and 10% beneficial owners for such fiscal year, except for the late filing of one Form 3, reporting the grant of a stock option for Bruce Chatterley, and one Form 5 for each of Steven Singh, Michael Hilton and Sterling Wilson, in each case reporting one purchase of Common Stock under the Company’s Employee Stock Purchase Plan. Messrs. Chatterley, Singh, Hilton and Wilson are executive officers at the Company.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

          The Compensation Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company and to determine the compensation for the Chief Executive Officer and other executive officers. It also administers the Company’s stock plans. Additionally, the Committee is routinely consulted to approve compensation packages for newly-hired executives. The Committee’s compensation policy for executive officers is designed to promote continued performance, and attract, motivate and retain talented executives responsible for the success of the Company.

Executive Compensation

          At the conclusion of each fiscal year the Committee meets with the Chief Executive Officer to consider executive compensation plans for the next fiscal year. The Committee determines the compensation levels for the executive officers by reviewing certain independent information sources as they are available, and from the recommendations of the Chief Executive Officer.

          Executive officers of the Company are paid base salaries in line with their responsibilities. Executive officers are also eligible to receive incentive cash bonuses based on achievement of performance targets established at the beginning of the fiscal year. During fiscal year 1999, the objectives used by the Company as the basis for incentive bonuses were the achievement of quarterly corporate revenue goals.

          Long-term equity incentives for executive officers and other Company employees are effected through stock option grants under the Company’s 1998 Plan. The Committee believes that equity-based compensation in the form of stock options links the interests of management and employees with those of the stockholders. Approximately 100% of the Company’s full-time employees participate in the 1998 Plan. The number of shares subject to each stock option granted to executive officers is within the discretion of the Committee and is based on each executive’s position within the Company, past performance, anticipated future contributions, and prior option grants. Each grant allows the executive to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) in installments generally over a four-year period. The option grants will provide a return only if the executive remains with the Company, and only if the market price appreciates over the option term.

CEO Compensation

          The annual base salary for Mr. Singh is reviewed and approved annually by the Committee, and is based upon the criteria set forth under the discussion of Executive Compensation above. Mr. Singh’s target incentive cash bonus is tied to corporate revenue goals, achieving designated corporate objectives, and satisfactorily managing the Company’s overall corporate business plan.

COMPENSATION COMMITTEE

Jeffrey D. Brody

Norman A. Fogelsong

Compensation Committee Interlocks and Insider Participation

          None of the members of the Compensation Committee is, or was at any time, an officer or employee of the Company. None of the Company’s executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s board of directors or Compensation Committee.

          Mr. Brody is a managing member of Brentwood VIII Ventures, LLC, the general partner of Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund II, L.P., and a general partner of Brentwood VII Ventures, L.P., the general partner of Brentwood Affiliates Fund L.P. Shares of the Company’s Common Stock were purchased by Brentwood Associates VIII, L.P., Brentwood Affiliates Fund, L.P., Brentwood Associates VI, L.P., Brentwood Affiliates Fund II, L.P., and Mr. Brody. See “Certain Relationships and Related Transactions.”

Summary of Cash and Certain Other Compensation

          The following table sets forth the compensation awarded, earned, or paid for services rendered in all capacities to the Company for each of the last three fiscal years, by the Company’s Chief Executive Officer and the four other highest-paid executive officers earning more than $100,000 in fiscal 1999. No executive officer who would otherwise have been included in this table on the basis of salary and bonus earned for the 1999 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year. The individuals included in the table are collectively referred to as the “Named Executive Officers”.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)
S. Steven Singh	1997	$200,000	$ 66,950	—	0
Chairman of the Board of Directors	1998	200,000	140,529	200,000	0
and Chief Executive Officer	1999	250,000	85,000	100,000	0

Jon T. Matsuo	1997	131,566	91,700	10,400	0
President of the Large Market	1998	150,000	157,000	52,000	0
Division	1999	175,000	112,500	100,000	0

Sterling R. Wilson	1997	140,874	52,354	10,400	0
Chief Financial Officer and Executive	1998	150,000	83,459	52,000	0
Vice President of Operations	1999	165,000	52,500	100,000	0

Rajeev Singh	1997	92,282	44,169	10,000	0
Executive Vice President of	1998	115,000	108,027	52,000	0
Expense Reporting	1999	165,000	50,000	100,000	0

Michael Watson(1)	1997	N/A	N/A	N/A	N/A
Executive Vice President of	1998	14,560	0	80,000	0
Professional Services	1999	160,000	60,000	4,000	35,838

(1)
Mr. Watson joined the Company in August 1998. The amount shown in the All Other Compensation column for 1999 covers reimbursement of costs and expenses associated with Mr. Watson’s relocation to Washington upon commencement of his employment with the Company, together with a gross-up to cover applicable taxes.

Stock Options

          The following table provides information with respect to stock option grants made to the Named Executive Officers under the Company’s 1998 Plan during fiscal 1999. No stock appreciation rights were granted to the Named Executive Officers during the fiscal year.

Table of Option Grants in Fiscal 1999

		Individual Grants				Potential realizable value of assumed annual rates of stock price appreciation for option term (4)
Name	Fiscal year	Number of securities underlying Options granted (1)	Percentage of total options granted to employees (2)	Exercise price per share (3)	Expiration date	5%	10%
S. Steven Singh	1999	100,000	4.6%	$12.50	12/13/08	$786,118	$1,992,178
Jon T. Matsuo	1999	100,000	4.6	12.50	12/13/08	786,118	1,992,178
Sterling R. Wilson	1999	100,000	4.6	12.50	12/13/08	786,118	1,992,178
Rajeev Singh	1999	100,000	4.6	12.50	12/13/08	786,118	1,992,178
Michael Watson	1999	4,000	0.2	12.50	12/13/08	27,571	79,687

(1)
Unless otherwise indicated below, all options granted in fiscal 1999 were granted pursuant to the 1998 Plan and become exercisable with respect to 25% of the shares on the first anniversary of the date of grant and with respect to an additional 2.0833% of these shares each month thereafter, subject to acceleration upon certain changes in control of the Company.

(2)	Based on a total of 2,174,005 options granted to all employees during fiscal 1999.

(3)	Options were granted at an exercise price equal to the fair market value of the Company’s Common Stock at the date of grant.

(4)
The potential realizable value is calculated based upon the term of the option at its time of grant, and by assuming that the aggregate exercise price appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated price. The hypothetical 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company ’s estimates or projection of future Common Stock prices. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

Option Exercises in Fiscal 1999

          The following table sets forth information with respect to stock option grants to the Named Executive Officers, including the number of shares of Common Stock purchased upon exercise of options in fiscal 1999, the net value realized upon such exercise, the number of unexercised options outstanding on September 30, 1999 and the value of unexercised “in-the-money” options at September 30, 1999.

Table of Aggregated Option Exercises and 1999 Fiscal Year-End Option Values

Name	Fiscal Year	Shares Acquired on Exercise	Value Realized (Market Price at Exercise, Less Exercise Price) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
				Exercisable	Unexercisable	Exercisable	Unexercisable
S. Steven Singh	1999	0	N/A	257,083	129,217	3,129,065	5,061,072
Jon T. Matsuo	1999	0	N/A	204,500	129,900	5,800,190	2,441,430
Sterling R. Wilson	1999	0	N/A	32,500	129,900	915,390	2,441,430
Rajeev Singh	1999	0	N/A	32,209	162,000	907,155	2,438,345
Michael Watson	1999	0	N/A	25,903	58,097	586,323	1,307,677

(1)
Based on the market price of $28.50 per share, which was the closing selling price per share of Common Stock on the Nasdaq National Market on the last day of fiscal 1999, less the option exercise price payable per share.

(2)
These values, unlike the amounts set forth in the column entitled “Value Realized”, have not been realized, and may never be realized. These values are based on the positive spread between the respective exercise prices of the outstanding options and the closing price of the Common Stock on September 30, 1999.

Employment Contracts and Change in Control Agreements

          The Company and Alan Brown are parties to a letter agreement dated April 12, 1999 governing his employment with the Company. Under the agreement, the Company offered Mr. Brown an initial annual salary of $200,000, with a target bonus of $50,000 per year. In addition, he was granted an initial option to purchase 125,000 shares of Common Stock. The Company also agreed to reimburse Mr. Brown for his actual relocation expenses and up to $20,000 in real estate closing costs associated with acquiring a home in the Seattle area.

          The Company and Bruce Chatterley are parties to a letter agreement dated March 2, 1999 governing his employment with the Company. Under the agreement, the Company offered Mr. Chatterley an initial annual salary of $200,000, and a target bonus of $100,000 per year. In addition, he was granted an initial option to purchase 225,000 shares of Common Stock. The option became exercisable as to 80,000 shares on the first day of his employment with the Company, and the remainder becomes exercisable as to 25% after one year and the balance in equal monthly installments over the next three years. The Company also agreed to reimburse Mr. Chatterley for his actual relocation expenses and up to $20,000 in real estate closing costs associated with acquiring a home in the Seattle area.

          The Company and Ajay Kela are parties to a letter agreement dated September 17, 1999 governing his employment with the Company. Under the agreement, the Company agreed to pay Mr. Kela an initial annual salary of $255,000, and a target bonus of up to $102,000 per year. In addition, Mr. Kela was granted an initial option to purchase 200,000 shares of Common Stock exercisable as to 66,667 shares on September 20, 2000, and as to 1/36th of the balance of the shares on each succeeding month thereafter. The Company also agreed to reimburse Mr. Kela for his actual relocation expenses and up to $50,000 in real estate closing costs associated with acquiring a home in the Seattle area.

          The Company and Jon Matsuo are parties to a letter agreement dated June 20, 1994 governing his employment with the Company. Under the agreement, the Company paid Mr. Matsuo an initial annual salary of $90,000, which was to be increased following the Company’s initial equity financing, with possible bonuses of up to $50,000 per year. The compensation for Mr. Matsuo has subsequently increased. In addition, he was granted an initial option to purchase 104,000 shares of Common Stock.

          The Company and Robert Reid are parties to a letter agreement dated May 26, 1999 governing his employment with the Company. The term of the agreement is two years, and under the agreement, the Company offered Mr. Reid an initial annual salary of $225,000, and a target bonus of $75,000 per fiscal year, which he was eligible to receive on a pro rata basis for fiscal 1999. Should the Company terminate Mr. Reid’s employment for any reason other than for cause, Mr. Reid will receive advance notice of such termination for a period equal to the lesser of nine months or the remaining period of the term, during which time his base salary and option vesting will continue, provided he remains an employee during such period.

          The Company and Sterling Wilson are parties to a letter agreement dated April 21, 1994 governing his employment with the Company. Under the agreement, the Company paid Mr. Wilson an initial annual salary of $90,000, which was to be increased following the Company’s initial equity financing, with possible bonuses of up to $36,000 per year. The compensation for Mr. Wilson has subsequently increased. In addition, he was granted an initial option to purchase 80,000 shares of Common Stock.

Certain Relationships and Related Transactions

Transactions with American Express

          Edward Gilligan, who is currently a director of the Company, is employed by American Express Travel Related Services Company (“TRS”), a stockholder of the Company and a subsidiary of American Express Company. The Company, together with American Express Company and TRS (hereinafter, collectively “American Express”) are parties to, respectively, a Strategic Marketing Alliance Agreement and a Co-Branded XMS Service Marketing Agreement. Under the agreements, the Company and American Express have formed an alliance for strategic worldwide marketing, and the development and marketing of a co-branded version of the Company’s outsource business travel and entertainment expense management product. The Company paid American Express an aggregate of $429,835 in fiscal year 1999 for marketing and related services provided by American Express under the agreements. The Company believes that the terms of the agreements with American Express and TRS, taken as a whole, are no less favorable to the Company than the Company could have obtained from unaffiliated third parties.

          In August 1998 the Company issued a warrant to TRS exercisable for an aggregate of 2,325,000 shares of Common Stock. In December 1998, TRS partially exercised the warrant to purchase 225,000 shares at $11.65 per share. In October 1999, TRS’ right to acquire 700,000 shares at a purchase price of $33.75 per share expired unexercised. Additionally, under the warrant, TRS is authorized to acquire 700,000 shares at any time on or before January 15, 2001 at a cash purchase price of $55.625 per share, and 700,000 shares at any time on or before January 15, 2002 at a cash purchase price of $85.00 per share. Under a voting agreement entered into by holders of the Company ’s Series E Preferred Stock (which was converted to Common Stock in connection with the Company’s initial public offering), TRS designated Mr. Gilligan to be a member of the Company’s Board of Directors, and he was appointed to the Board in February 1999. The voting agreement terminated upon the completion of the Company’s initial public offering. Under a standstill agreement, TRS has agreed not to acquire beneficial ownership of additional shares of Common Stock prior to April 10, 2000 if such purchase would result in TRS owning more than 16 % of the Common Stock, including shares issuable upon exercise of its warrant.

Transactions with Former Stockholders of Seeker Software

          On June 1, 1999, in connection with the Company’s acquisition of Seeker Software, the Company issued shares of the Company’s common stock in exchange for all of the outstanding capital stock and warrants of Seeker Software held by Seeker Software’s former stockholders immediately prior to the acquisition. The Company also issued options to purchase the Common Stock in exchange for options to purchase Seeker Software’s common stock held immediately prior to the acquisition. Among the recipients of these shares of the Company’s common stock and options to purchase the Common Stock were Mr. Reid, Mr. Durbin, Brentwood Affiliates Fund, L.P. and Brentwood Associates VIII, L.P.

           Gary Durbin, who received 122 shares of the Common Stock and options to purchase up to 66,667 shares of the Common Stock in exchange for his Seeker Software warrants and options, served as the Company’s Chief Technical Officer, Human Resources Division from the date of the Company’s acquisition of Seeker Software in June 1999 until September 30, 1999. Mr. Durbin is also a trustee for the Gary Lee Durbin and Loretta Ann Durbin Trust, which received 269,589 shares of the Common Stock in the acquisition. Mr. Durbin’s children, Nathan E. Durbin and Samantha A. Durbin, received an aggregate of 33,566 shares of the Common Stock in the acquisition.

          Robert Reid, the Company’s Executive Vice President, Human Resources Division since the acquisition, received options to purchase 293,708 shares of the Common Stock in exchange for his Seeker Software options. In addition, one year of Mr. Reid’s unvested options may have become fully vested in connection with the transaction.

          Brentwood Affiliates Fund, L.P. and Brentwood Associates VIII, L.P. received 21,334 shares and 512,034 shares, respectively, of the Common Stock in exchange for their Seeker Software stock. Mr. Brody, one of the Company’s directors, is a Managing Member of Brentwood VIII Ventures, LLC, which is the General Partner of Brentwood Associates VIII, L.P. Mr. Brody is also a General Partner of Brentwood VII Ventures, L.P., which is the General Partner of Brentwood Affiliates Fund, L.P.

          Mr. Brody and Brentwood Affiliates Fund II, L.P., each stockholders of the Company prior to the acquisition, owned of record 3,871 shares and 68,252 shares, respectively, of the Common Stock. Prior to the acquisition, Mr. Brody and Brentwood Affiliates Fund II, L.P. together held approximately 0.3% of the Common Stock. Following the acquisition, as of June 15, 1999, Mr. Brody, Brentwood Affiliates Fund II, L.P., Brentwood Affiliates Fund, L.P. and Brentwood Associates VIII, L.P. together held approximately 2.7% of the outstanding Common Stock.

STOCK PERFORMANCE GRAPH

General

          The stock price performance graph below is required by the SEC and should not be deemed to be incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Exchange Act of 1933, as amended, or under the Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or filed under such Acts.

          The graph compares (i) the cumulative total stockholder return on the Common Stock from December 16, 1998 (the effective date of the Company’s registration statement with respect to its initial public offering) to September 30, 1999 (measured by the difference between closing prices on each such date) with (ii) the cumulative total return of the Nasdaq National Market Index and the Nasdaq Computer Index over the same period, assuming the investment of $100 in the Common Stock and in both of the other indices on the date of the Company’s initial public offering, and reinvestment of all dividends.

Comparison of Cumulative Total Return

[PERFORMANCE GRAPH REPRESENTING DATA FROM TABLE BELOW]

	December 16, 1998	September 30, 1999
Concur Technologies, Inc.	$100	$146
Nasdaq National Market Index	100	137
Nasdaq Computer Index	100	144

STOCKHOLDER PROPOSALS

           Stockholder proposals intended to be presented at the Company’s 2001 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than September 9, 2000, in order to be included in the Company’s Proxy Statement and form of proxy relating to that meeting. Stockholders wishing to bring a proposal before the 2001 Annual Meeting of Stockholders (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company by December 10, 2000. In addition, stockholders must comply with the procedural requirements in the Company’s Bylaws, a copy of which may be obtained from the Company. The Bylaws are also on file with the SEC.

OTHER MATTERS

          The Board of Directors knows of no other matters to be presented for stockholder action at the Meeting. However, if other matters do properly come before the Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

/s/ S. Steven Singh

S. Steven Singh
President, Chief Executive Officer and Chairman of the Board

CONCUR TECHNOLOGIES, INC.
1998 EQUITY INCENTIVE PLAN
As Adopted August 21, 1998
As Amended December 1, 1999*

         1.    Purpose. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options, Restricted Stock and Stock Bonuses. Capitalized terms not defined in the text are defined in Section 23.

         2.    Shares Subject to the Plan.

                2.1     Number of Shares Available. Subject to Sections 2.2 and 18, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 5,240,000 Shares plus Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; or (c) an Award that otherwise terminates without Shares being issued. In addition, any authorized shares not issued or subject to outstanding grants under the Company's 1994 Stock Option Plan (the "Prior Plan") on the Effective Date (as defined below) and any shares issued under the Prior Plan that are forfeited or repurchased by the Company or that are issuable upon exercise of options granted pursuant to the Prior Plan that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plan, but will be available for grant and issuance under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan. The total number of Shares issued under the Plan upon exercise of ISOs (as defined in Section 5 below) will in no event exceed 25,000,000 Shares (adjusted in proportion to any adjustment under Section 2.2 below) over the term of the Plan.

                2.2     Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and (c) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

*	On December 1, 1999, the Board fo Directors approved the amendment to the Plan subject to approval by the stockholders at the Company's annual meeting of stockholders that will be held on February 8, 2000.

         3.    Eligibility. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 1,200,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 1,500,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

         4.    Administration.

                4.1     Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

                         (a)    construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

                         (b)    prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

                         (c)    select persons to receive Awards;

                         (d)    determine the form and terms of Awards;

                         (e)    determine the number of Shares or other consideration subject to Awards;

                         (f)    determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

                         (g)    grant waivers of Plan or Award conditions;

                         (h)    determine the vesting, exercisability and payment of Awards;

                         (i)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

                         (j)    determine whether an Award has been earned; and

                         (k)    make all other determinations necessary or advisable for the administration of this Plan.

                4.2     Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

         5.    OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ( "ISO") or Nonqualified Stock Options ( "NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

                5.1     Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("Stock Option Agreement"), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

                5.2     Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

                5.3     Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("Ten Percent Stockholder") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

                5.4     Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 8 of this Plan.

                5.5     Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

                5.6     Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

                         (a)    If the Participant is Terminated for any reason except death, Disability or Cause, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

                         (b)    If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant's Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

                         (c)    Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, then the Participant may exercise such Participant's Options, only to the extent that such Options would have been exercisable upon the Termination Date, no later than ten (10) days after the Termination Date, but in any event, no later than the expiration date of the Options. In making such determination, the Board shall give the Participant an opportunity to present to the Board evidence on his behalf.

                5.7     Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

                5.8     Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

                5.9     Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

                5.10     No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

         6.    Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the "Purchase Price"), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

                6.1     Form of Restricted Stock Award. All purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement ("Restricted Stock Purchase Agreement ") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.

                6.2     Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted, except in the case of a sale to a Ten Percent Stockholder, in which case the Purchase Price will be 100% of the Fair Market Value. Payment of the Purchase Price may be made in accordance with Section 8 of this Plan.

                6.3     Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out in advance in the Participant's individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

                6.4     Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.

         7.    Stock Bonuses.

                7.1     Awards of Stock Bonuses. A Stock Bonus is an award of Shares (which may consist of Restricted Stock) for services rendered to the Company or any Parent or Subsidiary of the Company. A Stock Bonus may be awarded for past services already rendered to the Company, or any Parent or Subsidiary of the Company pursuant to an Award Agreement (the "Stock Bonus Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. A Stock Bonus may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant's individual Award Agreement (the "Performance Stock Bonus Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. Stock Bonuses may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance factors or upon such other criteria as the Committee may determine.

                7.2     Terms of Stock Bonuses. The Committee will determine the number of Shares to be awarded to the Participant. If the Stock Bonus is being earned upon the satisfaction of performance goals pursuant to a Performance Stock Bonus Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Stock Bonus; (b) select from among the Performance Factors to be used to measure the performance, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Stock Bonus, the Committee shall determine the extent to which such Stock Bonuses have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the Stock Bonuses to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

                7.3     Form of Payment. The earned portion of a Stock Bonus may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee will determine.

         8.    Payment for Share Purchases.

                8.1     Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

                         (a)    by cancellation of indebtedness of the Company to the Participant;

                         (b)    by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

                         (c)    by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares;

                         (d)    by waiver of compensation due or accrued to the Participant for services rendered;

                         (e)    with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

                                 (1)     through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                                 (2)     through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                         (f)    by any combination of the foregoing.

                8.2     Loan Guarantees. The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

         9.    Withholding Taxes.

                9.1     Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

                9.2     Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee

         10.    Privileges of Stock Ownership.

                  10.1     Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's Purchase Price or Exercise Price pursuant to Section 12.

                  10.2     Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Awards outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

         11.    Transferability. Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs. During the lifetime of the Participant an Award will be exercisable only by the Participant, and any elections with respect to an Award may be made only by the Participant unless otherwise determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

         12.    Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's Exercise Price or Purchase Price, as the case may be.

         13.    Certificates. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

         14.    Escrow; Pledge of Shares. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

         15.    Exchange and Buyout of Awards. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

         16.    Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

         17.    No Obligation to Employ. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

         18.    Corporate Transactions.

                  18.1     Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 18.1, such Awards will expire on such transaction at such time and on such conditions as the Committee will determine. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Awards granted pursuant to this Plan will accelerate upon a transaction described in this Section 18. If the Committee exercises such discretion with respect to Options, such Options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

                  18.2     Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 18, in the event of the occurrence of any transaction described in Section 18.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

                  18.3     Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

         19.    Adoption and Stockholder Approval. This Plan will become effective on the date on which the registration statement filed by the Company with the SEC under the Securities Act registering the initial public offering of the Company's Common Stock is declared effective by the SEC (the "Effective Date"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

         20.    Term of Plan/Governing Law. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

         21.    Amendment or Termination of Plan. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

         22.    Nonexclusivity of Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

         23.    Definitions. As used in this Plan, the following terms will have the following meanings:

                  "Award" means any award under this Plan, including any Option, Restricted Stock or Stock Bonus.

                 "Award Agreement" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

                  "Board" means the Board of Directors of the Company.

                  "Cause" means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Committee" means the Compensation Committee of the Board.

                  "Company" means Concur Technologies, Inc. or any successor corporation.

                  "Disability" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

                 "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

                         (a)    if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the NASDAQ National Market on the date of determination as reported in The Wall Street Journal;

                         (b)    if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

                         (c)    if such Common Stock is publicly traded but is not quoted on the NASDAQ National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

                         (d)    in the case of an Award made on the Effective Date, the price per share at which shares of the Company's Common Stock are initially offered for sale to the public by the Company's underwriters in the initial public offering of the Company's Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

                         (e)    if none of the foregoing is applicable, by the Committee in good faith.

                  "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

                  "Option" means an award of an option to purchase Shares pursuant to Section 5.

                  "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  "Participant" means a person who receives an Award under this Plan.

                  "Performance Factors" means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

                         (a)    Net revenue and/or net revenue growth;

                         (b)    Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

                         (c)    Operating income and/or operating income growth;

                         (d)    Net income and/or net income growth;

                         (e)    Earnings per share and/or earnings per share growth;

                         (f)    Total stockholder return and/or total stockholder return growth;

                         (g)    Return on equity;

                         (h)    Operating cash flow return on income;

                         (i)    Adjusted operating cash flow return on income;

                         (j)    Economic value added; and

                         (k)    Individual confidential business objectives.

                  "Performance Period" means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Restricted Stock Awards or Stock Bonuses.

                  "Plan" means this Concur Technologies, Inc. 1998 Equity Incentive Plan, as amended from time to time.

                 "Restricted Stock Award" means an award of Shares pursuant to Section  6.

                 "SEC " means the Securities and Exchange Commission.

                 "Securities Act" means the Securities Act of 1933, as amended.

                  "Shares" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 18, and any successor security.

                 "Stock Bonus" means an award of Shares, or cash in lieu of Shares, pursuant to Section 7.

                  "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  "Termination" or "Terminated " means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

                 "Unvested Shares" means "Unvested Shares" as defined in the Award Agreement.

                 "Vested Shares" means "Vested Shares" as defined in the Award Agreement.

[LOGO OF CONCUR TECHNOLOGIES]

CONCUR TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, February 8, 2000
10:00 a.m.
Hyatt Regency
900 Bellevue Way NE
Bellevue, WA

[LOGO OF CONCUR TECHNOLOGIES]

Concur Technologies, Inc.
6222 - 185th Avenue NE
Redmond, WA 98052	proxy

This proxy is solicited by the Board of Directors of Concur Technologies, Inc. for use at the Annual Meeting of Stockholders on February 8, 2000.

The shares of stock you hold in your account will be voted as you specify on the reverse.

If no choice is specified, the proxy will be voted "FOR" Proposals 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Sterling Wilson and S. Steven Singh (the "Named Proxies"), and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments thereof.

See reverse for voting instructions.

COMPANY # _________

CONTROL #_________

There are three ways to vote your Proxy.

Your telephone or Internet vote authorized the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - http:/www.eproxy.com/cnqr/ - QUICK *** EASY*** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Concur Technologies, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3

1.	Proposal No. 1 -	Election of Directors:	[ ]	Vote FOR all nominees	[ ]	Vote WITHHELD from all nominees
Class I
01 S. Steven Singh
		02 Russell P. Fradin	[ ]

(Instructions: To withhold authority to vote for any indicted nominee, write the number(s) of the nominee(s) in the box to the right)

2.	Proposal No. 2 -	Amendment to the 1998 Equity Incentive Plan	[ ]	For	[ ]	Against	[ ]	Abstain

3.	Proposal No. 3 -	Ratification of Ernst & Young LLP as the Company's Independent auditors for fiscal year 2000.	[ ]	For	[ ]	Against	[ ]	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	[ ]	Date ________________________
Indicate changes below:
[ ]

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.